EXHIBIT 10.1

Confidential Treatment Requested as to certain information contained in this Exhibit and filed separately with the Securities and Exchange Commission.

CONTRACT MANUFACTURING AGREEMENT

by and between

PERFECT GALAXY INTERNATIONAL LIMITED

and

SATCON TECHNOLOGY CORPORATION

Dated:  February 6, 2012

i

CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement (this “Agreement”), is made and entered into as of February 6, 2012 (the “Effective Date”), by and between Perfect Galaxy International Limited, a company registered under the laws of the British Virgin Islands, having a principal mailing address at 4/F., Block C, Sea View Estate, 2 — 8 Watson Road, North Point, Hong Kong SAR, (hereinafter referred to as “Perfect Galaxy”) and Satcon Technology Corporation, a company registered under the laws of the state of Delaware of the United States of America, having a principal place of business at 25 Drydock Avenue, Boston, MA 02210, U.S.A. (“Satcon”).  Perfect Galaxy and Satcon are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Perfect Galaxy is in the business of contract manufacturing;

WHEREAS, Satcon possesses the right to certain designs, data, ideas, and processes in connection with Products (as defined herein);

WHEREAS, the Parties are in possession of information regarding their respective supply chains and would like to share such information with the other Party for their mutual benefit; and

WHEREAS, Satcon desires to contract Perfect Galaxy to manufacture Products for Satcon and its Affiliates and Perfect Galaxy desires to manufacture and supply such Products for Satcon and its Affiliates pursuant to the terms and conditions of this Agreement.

WHEREAS, the Parties executed a Manufacturing and Purchase Agreement dated December 18, 2008 and a Renewal Agreement dated October, 2011 to extend such Manufacturing and Purchase Agreement to December 17, 2012 (collectively, the “Previous Agreement”).

WHEREAS, the Parties desire to execute a new contract manufacturing agreement to amend, restate and replace the Previous Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Certain capitalized terms used in this Agreement shall have the specific meanings set forth below:

Affiliate.  The term “Affiliate” means all entities of a Party that control, are controlled by, or are under common control with, that Party.  An entity “controls” another entity when it owns more than fifty percent of the voting stock or other ownership interest of that entity or has the ability to direct its management.

Approved Facility.  The term “Approved Facility” means the facilities of Perfect Galaxy located in Shenzhen, P.R.C. or any additional Perfect Galaxy facilities or the facilities of an Perfect Galaxy Affiliate approved in writing by Satcon for the manufacturing of Products under this Agreement.

AVL.  The term “AVL” means a listing of vendors, in addition to part descriptions and part numbers, approved by Satcon for the manufacturing of Products.

Business Day.  The term “Business Day” means any day other than Saturday, Sunday or a day on which banks in the U.S., P.R.C. or the Hong Kong SAR are authorized or required by law or other governmental action to close.

Change in Control.  The term “Change in Control” means (i) a sale or other assignment of all or substantially all of the assets or a merger or consolidation with or into any other party by which the shareholders immediately prior to the transaction or series of related transactions cease to own a majority of the voting interests of the surviving or acquiring party following the transaction or series of related transactions; or (ii) any issuance of new securities and/or secondary sale of securities pursuant to which a party becomes the beneficial owner of a majority of the voting power of the outstanding equity securities.

Confidential Information.  The term “Confidential Information” means any confidential information of a Person relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, compositions, compounds, manuals, instructions specifications, research and development activities, work in process, any information owned, licensed or used by a Party or any scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such Person, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form (which is marked confidential or acknowledged as being confidential prior to disclosure).  If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing Person within thirty (30) calendar days of disclosure.  Notwithstanding the foregoing, confidential Information shall also include any other information in oral, written, graphic or electronic form, which given the circumstances surrounding such disclosure a reasonable person would considered confidential.

Consigned Inventory.  The term “Consigned Inventory” means any parts, components, Semi Assemblies and Products that are in the custody of Perfect Galaxy but to which Satcon has full title and ownership.

End of Life Products.  The term “End of Life Products” means any Products, including its components and Sub Assemblies incorporated into the Products that will no longer be available for purchase under this Agreement.  Components that will no longer be available for purchase shall be referred to as “End of Life Components”.

Engineering Change Order.  The term “Engineering Change Order” means an engineering change order submitted by Satcon to Perfect Galaxy for the purpose of making an engineering change to the Products under this Agreement.

Epidemic Warranty Conditions.  The term “Epidemic Warranty Conditions” shall mean those conditions listed in Schedule 2 attached hereto.

Perfect Galaxy Technology Rights.  The term “Perfect Galaxy Technology Rights” means any Perfect Galaxy Intellectual Property Rights, Perfect Galaxy’s manufacturing processes and such production designs not acquired by Satcon pursuant to this Agreement and any rights licensed to Perfect Galaxy by any other Person (other than Satcon) to use any Intellectual Property of such Person.

Forecast.  The term “Forecast” means an up to nine (9) months rolling forecast estimating the amount of the Products that anticipates purchasing per month, as issued by Satcon once a month.

Intellectual Property Rights.  The term “Intellectual Property Rights” means all trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto, worldwide.

MW.  The abbreviation “MW” means megawatts.

NRE.  The term “NRE” means any non-recurring engineering, design, documentation, supplier and part qualification, training, scheduling, and other relevant charges incurred by Perfect Galaxy in connection with the development, preparation for manufacturing or modification of a part or Product to achieve certain specifications or characteristics, as requested by Satcon from time to time.  The Parties agree and acknowledge that Perfect Galaxy’s labor cost for factory assembly and test overhead items such as supervision, supply chain management and logistics, shall not be included in the NRE.

Person.  The term “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

P.R.C.  The term “P.R.C.” means the People’s Republic of China, and for purpose of this Agreement, does not include the Hong Kong or Macau Special Administrative Regions of the People’s Republic of China.

Product(s).  The term “Product(s)” means those certain products and their components and Sub Assemblies, as agreed by the Parties from time to time, to be manufactured by Perfect Galaxy in accordance with a Production Design, pursuant to Purchase Orders issued by Satcon from time to time under this Agreement.

Product Engineering.  The term “Product Engineering” means any research, development and engineering conducted by Perfect Galaxy, whether or not at the request of Satcon, to substantially improve or modify the Production Design of any Product.

Product Engineering Results.  The term “Product Engineering Results” means the results of Perfect Galaxy’s Product Engineering rendered in a written format, including, without limitation, the NRE and the Production BOM for such Product.

Product Prices.  The term “Product Prices” means the prices of Products determined in accordance with the Pricing and Rates mutually agreed to quarterly.

Production BOM.  The term “Production BOM” means a Bill of Materials provided to Perfect Galaxy from Satcon, which lists all components necessary to manufacture a Product

Production Design.  The term “Production Design” means product design information provided to Perfect Galaxy in order to allow Perfect Galaxy to manufacture a Product, as amended, modified, supplemented or restated from time to time in accordance herewith, that is approved by Satcon for manufacturing.  As used herein, Production Design includes, without limitation, product design schematics, Specifications and Production BOM.

Purchase Order.  The term “Purchase Order” means an order for Products or components, which shall specify at least the following, for Products or components:  (i) model number; (ii) quantity; (iii) Purchase Order Delivery Date; (iv) unitary prices, and (v) other order terms and conditions mutually agreed upon by the Parties.  Purchase Orders may additionally identify the specific Product configuration and other matters specific to each separate sale by Satcon or its Affiliate to a customer.  If the terms and conditions of a Purchase Order conflict with this Agreement, this Agreement will control as to the conflicting term(s) unless the conflicting terms have been mutually agreed upon by the Parties.  If the terms and conditions of a Purchase Order add to this Agreement, the applicable Purchase Order, if accepted by Perfect Galaxy, will control as to the additional term(s).

Purchase Order Delivery Date.  The term “Purchase Order Delivery Date” means the delivery date(s) specified by Satcon in any Purchase Order.

Quarterly Business Review.  The term “Quarterly Business Review” means the quarterly business review meetings between Satcon and Perfect Galaxy held within fifteen (15) days after the beginning of each quarter during the Term.  The venue of the Quarterly Business Review shall be agreed upon by the Parties from time to time

RMB.  The term “RMB” means the lawful currency of the PRC.

Satcon Technology Rights.  The term “Satcon Technology Rights” means any (i) Satcon Intellectual Property and (ii) any rights licensed to Satcon by any other Person to use any Intellectual Property of such Person.

Specifications.  The term “Specifications” means a detailed listing of the components, functionality, features, physical specifications and performance, security and standard compliance information, available support, ordering and pricing procedures and/or information and acceptance criteria for each Product, including, without limitation, the Production Design for such Product.

Statement of Work.  The term “Statement of Work” means a written statement from Satcon to Perfect Galaxy requesting Perfect Galaxy’s Product Engineering services and setting forth certain objectives, improvements, changes or modifications to a Production Design or Product.

Sub Assemblies.  The term “Sub Assemblies” means combinations of parts and labor into a semi finished goods, which can then be combined into a final Product.

U.S.  The term “U.S.” means the United States of America.

US$.  The term “US$” means the lawful currency of the U.S.

ARTICLE II
SCOPE OF AGREEMENT

2.1                               Scope.  Perfect Galaxy shall, at Satcon’s request, (a) manufacture and supply Products, 2.1.1. provide Product Engineering services, and (c) assist Satcon with the development and management of a common supply chain, under which Satcon may purchase directly from the suppliers that Perfect Galaxy solely develops or helps Satcon develop.  Perfect Galaxy shall disclose to Satcon information in connection with the pricing for contract manufacturing and supply chain services, including, but not limited to, various costs and each component of manufacturing value add, the names and addresses of Perfect Galaxy’s suppliers and vendors, and information regarding best business practices at the locations where Perfect Galaxy and its Affiliates conduct business.

ARTICLE III
MANUFACTURING AND ASSEMBLY OF PRODUCTS

3.1                               Delivery of a Production Design.  Satcon shall deliver a Production Design to Perfect Galaxy and Perfect Galaxy shall notify Satcon within twenty (20) Business Days of receipt of such Production Design whether Perfect Galaxy is capable of manufacturing a product in accordance with such Production Design and whether Perfect Galaxy agrees to manufacture such product.  Any rejection of a Production Design by Perfect Galaxy shall include an explanation of the basis for the rejection; provided that Perfect Galaxy may not reject any version of a Production Design for a Product which Perfect Galaxy has previously manufactured for Satcon unless (i) the Production Design utilizes parts, components or subassemblies no longer available, (ii) a third party has asserted that the Production Design conflicts with or infringes on its intellectual property rights, or (iii) some other cause beyond the reasonable control of Perfect Galaxy makes the use of that Production Design commercially impractical, or (iv) the Parties cannot agree to Purchase Price and/or NRE despite of the Parties’ good faith discussions.

3.2                               Development Phase.

3.2.1                        Product Engineering.

(a)                                  Satcon may request the Product Engineering services of Perfect Galaxy by submitting to Perfect Galaxy a Statement of Work for the development of a new Product or the modification of a Production Design.  Within fifteen (15) Business Days of Perfect Galaxy’s receipt of such Statement of Work, Perfect Galaxy shall provide Satcon with a statement of NRE with detailed information on each component of the NRE for such Product Engineering services.  Satcon shall notify Perfect Galaxy whether it agrees to the amount of the NRE and the right, title and interest which it shall own in and to the results of such Product Engineering set forth in the Statement of Work within ten (10) Business Days of Satcon’s receipt of Perfect Galaxy’s NRE statement.

(b)                                 Satcon shall have the right, title and interest in and to the tangible deliverable results of any Product Engineering upon payment for such Product Engineering; provided, that Satcon’s rights to any Intellectual Property Rights arising from such Product Engineering shall be in accordance with the terms and conditions set forth in Section 9.1 hereof, and Satcon shall not receive any Intellectual Property Rights in the Perfect Galaxy Technology Rights including by way of illustration and not of limitation, Perfect Galaxy’s manufacturing processes, background materials and intellectual property not related to or developed for Satcon.

3.2.2                        Production Design.  At the conclusion of any Product Engineering, Perfect Galaxy shall deliver to Satcon within ten (10) Business Days the Product Engineering Results, if any.  Satcon, in its reasonable discretion, may accept or reject the Product Engineering Results, if any, within five (5) Business Days after receipt of Perfect Galaxy’s Product Engineering Results.  Upon receipt of authorization to undertake a Production Engineering, Perfect Galaxy shall provide Satcon with the Production Engineering Results and Production BOM for such Product according to milestones agreed upon in the applicable SOW, and a datasheet for such Product, which datasheet shall include, among other things, the Specifications, Product plans, sketches and the entire documentation required for manufacturing such Product with the same features, capabilities and performance.

3.2.3                        Change to the Products.  Perfect Galaxy shall not make any changes to the Products or changes to the processes, Production BOM, materials, Production Design, tools, or locations used to manufacture, assemble, or package the Products without Satcon’s prior written approval in the form of an Engineering Change Order.  Perfect Galaxy shall provide Satcon with prior written notice of any intent to make any change covered by this Paragraph and request Satcon’s approval.  Perfect Galaxy shall provide Satcon with a minimum of one (1) month notice prior to any intended change to:  (i) the Production Engineering, content, form, fit, or function of any Products; or (ii) the location of manufacture, assembly, or packaging of the Products.  Any deviation from the Production Design, including, without limitation, product design schematics, Specifications and Production BOM shall be tracked and approved prior to shipment through Satcon’s deviation approval process.

Satcon may request changes to the Products by issuing an Engineering Change Order to Perfect Galaxy from time to time.  Prior to Satcon’s approval of an Engineering Change Order, Satcon will notify Perfect Galaxy in writing of the contemplated Engineering Change Order, and Perfect Galaxy will notify Satcon in writing of the amount and cost of inventory which will be rendered excess and obsolete by the Engineering Change Order.  Subject to this Paragraph 3.2.3, Perfect Galaxy shall immediately implement the changes and all applicable

Purchase Orders will be deemed amended to incorporate the changes.  Upon receipt of an Engineering Change Order from Satcon, Perfect Galaxy shall acknowledge such receipt within two (2) Business Days and, within five (5) Business Days, shall provide a written report detailing Perfect Galaxy’s responsive action to such Engineering Change Order including, without limitation, Perfect Galaxy’s proposed implementation plan, and any pricing or scheduling impact on outstanding Purchase Orders or Forecasts.  Perfect Galaxy agrees to make commercially reasonable efforts to comply with Satcon’s requested changes.  If the changes result in a significant change to Perfect Galaxy’s cost or in the time for performance or exposes Perfect Galaxy to the risk a third party will assert a violation of its intellectual property rights, however, Perfect Galaxy shall advise Satcon in writing with details of the change to the cost or time or the risk of adverse claims by a third party, and Perfect Galaxy shall not implement the changes until Satcon gives Perfect Galaxy written authorization to do so.  Changes to the Products are a normal occurrence of continuous improvements, and as such, Perfect Galaxy shall not charge any additional expense to Satcon related to overhead in processing the changes.  If the changes covered by the Engineering Change Order are implemented, Satcon shall promptly reimburse Perfect Galaxy for the cost of inventory which is rendered excess and obsolete by such Engineering Change Order, and the obligation to make such reimbursement shall be acknowledged and confirmed by Satcon in the Engineering Change Order.  The Engineering Change Order shall specify the disposition of the excess and obsolete inventory.

3.2.4                        Evaluation and Upgrades of Products.  Perfect Galaxy shall share suggestions for improvement of Production Designs and/or Products that arise from time to time.

3.2.5                        Certification.  Perfect Galaxy shall obtain an initial UL certification for the Approved Facility.  All costs arising and relating to obtaining the initial UL certification for the Approved Facility shall be borne by Perfect Galaxy.  Satcon shall bear all expenses arising and related to the Approved Facility’s UL re-certification should re-certification be necessary and caused by a Satcon initiated change in Production Design.

3.3                               Production Phase.

3.3.1                        Manufacturing of Products.

(a)                                  Perfect Galaxy shall manufacture and sell to Satcon Products ordered by Satcon pursuant to Purchase Orders submitted by Satcon to Perfect Galaxy in accordance with Article V hereof.  Further, Perfect Galaxy shall manufacture and deliver such Products to Satcon on or prior to the Purchase Order Delivery Date in accordance with Article VI hereof.

(b)                                 Perfect Galaxy shall manufacture and assemble the Products in strict compliance with the Production Design and Specifications for such Product at the Approved Facility.

(c)                                  Perfect Galaxy agrees that all parts and components used to manufacture the Products shall be sourced from vendors contained in the AVL to be provided by Satcon.  Parts and components from vendors not contained in the AVL shall not be used without

Satcon’s prior written approval, which shall include signatures from Satcon’s supply chain, engineering, and quality assurance at a minimum.

(d)                                 Perfect Galaxy agrees to maintain a vendor management quality program that manages vendors not contained in the AVL (Example — distributor of off the shelf components) which actively provide approved materials (as defined by Satcon officially released documentation) for manufacturing the Products for Satcon.  The vendor management quality program shall includes, without limitation, annual validation of quality management system, communication of critical parts or characteristics, development and or implementation of process control plans at vendors for critical parts or characteristics, first article inspection, on-going inspection, management on non-conforming material, initiating and management of vendor corrective actions, maintenance of quality, delivery, lead time, cost, and continual improvement metrics as part of vendor performance management, and periodic reviews and feedback to vendors driving continual improvement.

(e)                                  Perfect Galaxy agrees that no independent contractors or subcontractors shall be used to manufacture the Products without Satcon’s prior written approval.

(f)                                    Perfect Galaxy shall have the right to use its Affiliates for manufacturing the Products, with written notice and subject to the Approved Facility definition above.

(g)                                 Perfect Galaxy agrees to permit Satcon to audit its manufacturing process at the Approved Facility upon five (5) business days advance notice to Perfect Galaxy, and shall provide such assistance which is reasonably necessary for Satcon to evaluate the quality of the Products.  All Satcon personnel shall comply with Perfect Galaxy’s reasonable requirements while at the Approved Facility.

3.4                               Quality.  Perfect Galaxy covenants that it shall manufacture and assemble all Products from entirely new materials, free from any counterfeit parts, materials or components, in accordance with the Specifications.  If the Specifications require so, Perfect Galaxy must use materials certified by UL, CSA, CE or other governing agency certifications as required.  Perfect Galaxy further covenants to perform all manufacturing, testing and other quality assurance procedures according to the ISO 9001:2008 Standards.  Perfect Galaxy shall serialize the Products and provide lot or serial number information for critical materials, components and Sub Assemblies that comprise each particular Product.  This information shall be recorded and stored in a manner as to be easily searchable and retrievable without degradation of quality over time.  Perfect Galaxy shall make available to Satcon production quality and supplier quality information in regular monthly intervals and any other time upon two business (2) days prior written notice.  Perfect Galaxy shall designate an individual as a Quality Representative to be responsible for Satcon’s quality inquires and communications.  If deemed necessary by both Perfect Galaxy and Satcon, Perfect Galaxy shall send appropriate employees for quality trainings at Satcon’s location during normal business hours.  Perfect Galaxy shall bear all travel and accommodation costs and expenses for such employees attending the trainings unless otherwise agreed in writing by the Parties.

3.4.1                        Quality Control.  All Products shall be manufactured and packaged in accordance with the Specifications (packaging procedure — ES00001).  Perfect Galaxy shall at all times maintain quality assurance processes capable of audit by Satcon and sufficient to ensure compliance with the intent of the actual requirements listed within said Specifications.  Perfect Galaxy agrees to utilize only components and materials obtained in accordance with the AVL for manufacture of the Products, and to ensure that such components and materials comply with all applicable specifications of Satcon.

3.4.2                        Inspection Criteria.  Perfect Galaxy shall utilize Satcon developed workmanship criteria (communicated in the form of specifications or standards referenced on engineering drawings, work instructions, test procedures, or through an industry recognized workmanship standard).  Where a conflict exists among such criteria, the Satcon developed specifications and standards shall supersede the industry recognized workmanship standard.  Satcon shall work with Perfect Galaxy to develop a mutually agreed workmanship standards specific to the processes utilized to manufacture the Products, which shall be the primary reference for the workmanship inspection criteria.

3.4.3                        Quality Improvement.  Perfect Galaxy agrees to participate in such continual improvements plans and programs as may be implemented from time to time between Satcon and Perfect Galaxy.  As part of its participation in Satcon’s quality improvement programs, Perfect Galaxy agrees that it will, without limitation and to the extent applicable and reasonable:

(a)                                  Lead Quarterly Business Review programs with the top 15~20% qualified vendors Satcon identifies as well as corrective actions if such vendors score less than 95% in Satcon’s rating system.

(b)                                 Allow for inspection and audit of Perfect Galaxy’s facilities and operations when requested by Satcon;

(c)                                  Respond to Satcon’s corrective action requests within five (5) Business Days or sooner if requested by Satcon and agreed to by Perfect Galaxy;

(d)                                 Provide failure analysis on the Products as requested by Satcon including a response in the 8D format as specified by Satcon;

(e)                                  Cooperate in identifying the source of non-conformances and implementation of corrective actions;

(f)                                    Lead initiatives which require engineering involvement with vendors which supply parts and components to Perfect Galaxy for manufacturing the Products; and

(g)                                 Maintain quality and efficiency metrics in the manufacturing and test areas of the Approved Facility and report on progress towards targets at least once a month.  Detailed root cause analysis and corrective actions will be reviewed quarterly.  Satcon will assign personnel to monitor and facilitate Perfect Galaxy’s understanding of Satcon’s quality requirements.  In order to promote cooperative resolution of any disputes arising under this

Section 3.4, the Parties agree to exhaust the issue escalation hierarchy of Schedule 5 before seeking other relief or remedies under this Agreement.

3.4.4                        Quality Reporting.  Perfect Galaxy shall provide monthly reports to Satcon of Perfect Galaxy’s process quality performance, including the Product yields, defect pareto, root cause, and proposed corrective actions (the agreed format is Trend-Pareto-Action (TPA) charts for each location).  In the event that corrective action is deemed necessary by either Party in order for Perfect Galaxy to comply with Satcon’s quality or on-time-delivery requirements, Perfect Galaxy shall use its best efforts to furnish a quality improvement plan promptly to Satcon detailing the steps necessary to meet Satcon’s stated goals.

3.5                               Consignment of Equipment and Materials.  Certain equipment and tooling, which is required for manufacturing the Products will be consigned by Satcon to Perfect Galaxy for use (the “Satcon Tooling”) at no expense to Perfect Galaxy.  The Satcon Tooling and all drawings, plans, specifications, or other materials furnished by Satcon to Perfect Galaxy relating to Satcon Tooling shall be and remain the property of Satcon, and shall be used by Perfect Galaxy only for the purposes of effectuating Perfect Galaxy’s performance of this Agreement.  Satcon tooling shall be returned to Satcon at Satcon’s expense, upon request, to a destination specified by Satcon, in operative condition, except for normal wear and tear.

ARTICLE IV
PRODUCT PRICES

4.1                               Payment and Pricing.

4.1.1                        Product Prices.  The Product Prices shall be determined by the Pricing and Rates as set forth in section 4.2.1.  Product Prices are FCA (INCOTERMS 2010) Hong Kong SAR unless otherwise provided by a Purchase Order.

4.1.2                        Payment.  Perfect Galaxy shall invoice Satcon or its Affiliate placing the Purchase Order for all Products manufactured under this Agreement at or after the time that such Products are placed with the forwarder for shipment or the Purchase Order Delivery Date, whichever is later.  All invoices shall be due and payable sixty (60) days after Perfect Galaxy delivers the Products to the forwarder in Hong Kong and sends the invoices.  In the event of nonpayment pursuant to the terms herein, Perfect Galaxy, after providing thirty (30) days written notice to Satcon or its applicable Affiliate, shall be entitled to full payment of all amounts due, together with one percent (1%) per month interest thereon up to a cap of twelve percent (12%) of the amounts.

4.1.3                        Currency.  All payments and quotations for materials under this Agreement shall be made in lawful currency of the U.S.

4.1.4                        Taxes.  Satcon or its Affiliate will be responsible for and only for any and all sales, use, VAT, or similar taxes, or any other such assessment however designated imposed on sales of the Products incurred after the Products are delivered by Perfect Galaxy to the freight forwarder in Hong Kong (FCA Hong Kong SAR).  Perfect Galaxy shall separately state on each applicable invoice (and not include them in the Product Prices), any export duties or sales, use,

VAT, excise or similar tax.  Perfect Galaxy shall not charge taxes if Satcon is exempt from such taxes and furnishes Perfect Galaxy with a certificate of exemption in a form reasonably acceptable to Perfect Galaxy.  The Parties will pay for applicable income taxes on their own.

4.1.5                        Price Adjustment for Exchange Rate.  At each Quarterly Business Review, subject to the Parties’ written agreement, value add adjustments shall be made if the foreign exchange rate between RMB and USD has fluctuated by more than five percent (5%) in the preceding twelve (12) months, using an initial baseline exchange rate as of the Effective Date.

4.1.6                        NRE.  The Parties shall mutually agree in writing reasonable NRE charges incurred by Perfect Galaxy.  Satcon will reimburse Perfect Galaxy for such charges within sixty (60) day after the invoice date.

4.2                               Price Adjustments.

4.2.1                        Product price will be determined based on the actual materials cost to Perfect Galaxy with a value add multiplier that consists of predefined rates for labor, overhead, and profit.  Satcon and Perfect Galaxy have jointly agree on the value add multiplier at the effective date of this agreement as well as the scale for reduced rates to account for volume increases, both of which are reflected in the chart set forth below in this Section 4.2.1.  Once it is determined in accordance with the Pricing and Rates, the Value add multiplier shall not be increased for the first twelve (12) months of this agreement, unless the Parties agree upon in writing adjustments at the Quarterly Business Review, provided that such increases shall only be effective on Purchase Orders issued after such adjustments.  The Parties shall not agree upon a value add increase that takes effect sooner than twelve (12) months after the date the then-current rate was set.  The currently agreed value add multiplier will be derived from the following table:

Quarterly Material Consumption Cost (US$ ***)	<***	<***	<***	<***	<***	>***
VA% Multiplier	***	***	***	***	***	***

*** Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

NOTE:                   If the Quarterly Material Consumption Cost is between US$ *** and US$ ***, the value add multiplier shall be determined based on a linear interpolation between the dollar thresholds in the table above.  For example, if the Quarterly Material Consumption Cost is US$ ***, the value add multiplier would be ***

4.2.2                        Perfect Galaxy shall provide Satcon with an updated BOM with costs for each material, component and Sub Assemblies for each Product in an electronic format at least quarterly or in exceptional circumstances, within three (3) business days after any request by Satcon.

4.2.3                        During the Term, the Parties shall meet within fifteen (15) days after the beginning of each quarter to review, among other things, the Product Prices (the “Quarterly

4.2.4                        Business Review”).  At the Quarterly Business Review, subject to the Parties’ agreement, price adjustments shall be made for:

(i)                                     Extraordinary circumstances beyond the control of Perfect Galaxy, as indicated in Article 4.2.1 hereinabove

(ii)                                  Cost Reduction Program as provided in Paragraph 4.2.5 herein.

(iii)                               Volume increases resulting in a lower value add multiplier calculation.

4.2.5                        Cost Reduction Program.

(i)                                     By entering into this Agreement and the arrangements contemplated herein, the parties agree to the below targeted annual cost reductions.

Year	targeted average cost reduction	Targeted average product cost reduction
1	***	***
2	***	***
3	***	***
4	***	***
5	***	***

*** Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

Cost reduction is measured against the baseline PO Price set forth at the beginning of the contract and reset every year.

(ii)                                  The Parties shall formally develop a cost reduction plan to explore and effect cost reductions in each aspect of the manufacture and supply of the Products including, but not limited to, supply chain, local sourcing, labor efficiency, design improvements, freight, packaging, logistics, quality and business processes (“Cost Reduction Program”).  Satcon will receive *** benefit of a Cost Reduction Program immediately after the existing inventory and relevant supplier liability of the relevant Products is exhausted and any of Perfect Galaxy’s additional costs incurred by the Cost Reduction Program are recovered.

Satcon’s deliverables in the Cost Reduction Program are the following:

•                  review and approve cost reduction projects;

•                  assign resources to support each initiative;

•                  approve preliminary information on vendor capability;

•                  provide written qualification requirements; and

•                  approve ECO qualification results.

(iii)                               Notwithstanding anything to the contrary contained herein, any adjustments to the Product Costs under this Paragraph 4.2.5 shall not be effective unless they are agreed upon by the Parties in writing at the Quarterly Business Review.  The new Product Cost shall include without limitation the applicable and corresponding cost reductions in material overhead, direct labor and profit.

In the event that Satcon negotiates for purchase of a component material from a vendor of such material on terms more favorable than those available to Perfect Galaxy, Perfect Galaxy agrees to purchase such components from said vendor on Satcon’s negotiated terms, provided that the Parties agree that Perfect Galaxy’s obligations under this Agreement are not otherwise impaired, to the extent that such vendor agrees that the existing materials purchase agreement between Perfect Galaxy and such vendor applies to such purchase.

*** Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

ARTICLE V
PURCHASE OF PRODUCTS

5.1                               Purchase Order.  Subject to the terms and conditions of this Agreement, Perfect Galaxy agrees to offer for sale to Satcon during the Term of this Agreement, those Products specified in each Purchase Order submitted by Satcon to Perfect Galaxy.  Purchase Orders must be placed either be in writing (fax or registered mail) or electronically via a system generated format.  No verbal communication or simple, plain text email will be accepted as a binding Purchase Order.  All Purchase Orders, whether accepted, conditionally accepted, or not accepted, shall be acknowledged by Perfect Galaxy within two (2) Business Days of receipt.

5.1.1                        Purchase Order Confirmation.  Perfect Galaxy shall promptly notify Satcon in writing (a “Purchase Order Confirmation”) but in any event within two (2) Business Days of receipt of a Purchase Order, whether it accepts or rejects such Purchase Order.  Any rejection of a Purchase Order by Perfect Galaxy shall include an explanation of the basis for the rejection.  If, for any reason, Perfect Galaxy fails to deliver a Purchase Order Confirmation to Satcon within the timeframe specified above, Perfect Galaxy shall be deemed to automatically accept such Purchase Order.

5.1.2                        Rejection of a Purchase Order.  A Purchase Order may only be rejected if:

(a)                                  The Purchase Order, as defined herein, does not contain all required information;

(b)                                 The Product set forth in the Purchase Order does not comply with the terms and conditions hereof;

(c)                                  Any Product Prices, fees, costs or expenses not contested by Satcon in good faith are due and payable by Satcon to Perfect Galaxy and such Product Prices, fees, costs or expenses exceeds Satcon’s credit limit as established by Perfect Galaxy and published to Satcon, if any or have remained outstanding for more than sixty (60) days;

(d)                                 The Purchase Order contains terms that conflict with or add to the terms of this Agreement that are not mutually agreed upon;

(e)                                  The Product set forth in the Purchase Order has a Production Design or Specifications different from previously provided Product;

(f)                                    The Production Design requires the use of parts, components or sub assemblies that are no longer in production or otherwise available;

(g)                                 A third party has asserted that the Production Design conflicts with or infringes on its intellectual property rights; or

(h)                                 Some other cause beyond the reasonable control of Perfect Galaxy makes the use of that Production Design specified in the Purchase Order commercially impractical.

5.2                               Forecasts.

5.2.1                        Once every month, Satcon will provide Perfect Galaxy with a six (6) month weekly rolling Forecast of Products to be purchased.  Additionally, Satcon will provide Perfect Galaxy with market and macroeconomic trends for up to an additional six (6) months solely intended to assist Perfect Galaxy in planning its capacity levels.  As changes may occur more frequently than once a month, Satcon and Perfect Galaxy will joint chair a weekly supply/demand meeting to review net changes in the Forecast and changes in delivery requirements and commitments.

5.2.2                        The Forecasts submitted by Satcon to Perfect Galaxy are non-binding and solely intended to assist Perfect Galaxy in ensuring that it has the ability to meet the Purchase Orders quantities that may be submitted by Satcon.  This Forecast will also serve as the guideline for setting stocking levels of Critical Component Inventory.  The delivered Forecasts shall not be modified without the parties’ consent.

5.2.3                        Unless Perfect Galaxy notifies Satcon in writing within five (5) calendar days after receipt of a Forecast that it will not be able to supply the quantity of Products specified in a Forecast, Perfect Galaxy shall use its best efforts to provide the quantity of Products specified in such Forecast upon receipt of corresponding Purchase Orders from Satcon.

5.3                               Inventory and Cancellation of Purchase Orders.

5.3.1                        Material Inventory Management.  Perfect Galaxy shall purchase parts to manufacture the Products according to the quantity and delivery schedules set forth in the Forecasts and the Purchase Orders during the Term of this Agreement.  Only with Satcon’s prior written consent, Perfect Galaxy may purchase parts in excess of Purchase Order requirements, such as long lead time components or components which can be purchased in volume at a lower price (“Long Lead Time Materials”).  All parts will be consumed on a first-in, first-out basis (i.e. the oldest parts will be completed first and applied to fulfill the quantity requested in the next scheduled delivery of the Products).  Fluctuations upward in the Forecasts will be applied to offset fluctuations downward in the Forecasts.  Satcon and Perfect Galaxy shall jointly review changes in supply/demand weekly.

5.3.2                        Forecast responsibility.  On a quarterly basis Perfect Galaxy shall provide Satcon a list of any material that is excess inventory because Satcon failed to fulfill a Forecast, and the most recent Forecast does not show such excess material inventory will be used in the next six (6) months.  Perfect Galaxy shall also provide Satcon evidence and history of materials purchased for purposes of fulfilling a Forecast at the request of Satcon.  So long as Perfect Galaxy is not in breach of its obligations, Satcon shall, at its own option, either (a) reimburse Perfect Galaxy for Perfect Galaxy’s carrying costs in the amount of one percent (1%) per month of the verified cost of the excess materials inventory not projected to be used in the next six (6) months under the current Forecast, or (b) purchase from Perfect Galaxy the excess materials inventory not projected to be used in the next six (6) months under the current Forecast, at Perfect Galaxy’s cost, to the extent that Perfect Galaxy complies with the material inventory management as described in Paragraph 5.3.1 herein, provided:  i) Perfect Galaxy’s order was reasonably necessary to support the unfulfilled Forecast; and ii) Perfect Galaxy uses best efforts to mitigate Satcon’s liability including but not limited to attempting to cancel or return its orders for a refund, and using the material or work-in-progress in question for other products.  If any material remains excess inventory because Satcon failed to fulfill Forecasts for more than twelve (12) months, and Perfect Galaxy complied with the material inventory management as described in Paragraph 5.3.1 herein and clauses i) and ii) of the preceding sentence, then Satcon shall, at Perfect Galaxy’s request, immediately purchase from Perfect Galaxy such excess materials inventory at Perfect Galaxy’s cost, provided:  i) Perfect Galaxy’s order was reasonably necessary to support the unfulfilled Forecast; and ii) Perfect Galaxy uses best efforts to mitigate Satcon’s liability including but not limited to attempting to cancel or return its orders for a refund, and using the material or work-in-progress in question for other products.  For any such excess inventory so purchased by Satcon under this Paragraph 5.3.2, Satcon shall issue and Perfect Galaxy shall accept a purchase order for such inventory at Perfect Galaxy’s actual purchase cost and subject to the terms and conditions otherwise governing Satcon’s Purchase Orders under this Agreement.  Satcon may, at its sole option, elect to forego receipt of excess inventory materials by authorizing Perfect Galaxy in writing to dispose of such materials.

5.3.3                        Critical Component Inventory.  Perfect Galaxy shall maintain at all times during the Term of this Agreement an inventory of specific component materials as set forth in Schedule 5 (“Critical Component Inventory”), as it may be amended from time to time by mutual agreement of the Parties.  Critical Component Inventory shall be maintained by Perfect Galaxy on a first-in, first-out basis and continually maintained and replenished as needed in support of Satcon’s Forecasts.  Perfect Galaxy shall provide a quarterly aging report of Critical Component Inventory by part number, and shall permit Satcon reasonable access to Perfect Galaxy’s facilities in order to audit and inspect periodically Perfect Galaxy’s maintenance of such inventory.  Perfect Galaxy will recommend stocking levels to Satcon in writing at least once per quarter.  Satcon shall be liable for materials purchased to support agreed upon safety stock, buffer stock, and volume purchase buys.  Such inventory will be excluded from excess inventory calculations.  These levels shall be reviewed by both Parties monthly and re-set if necessary.

5.3.4                        Efforts; Inventory Reporting.  Perfect Galaxy will use its best efforts to keep obsolete and excess inventory as low as possible in light of Perfect Galaxy’s obligations under this Agreement.  On at least a quarterly basis, Perfect Galaxy shall provide to Satcon a report of any obsolete or excess inventory held by Perfect Galaxy.  The report will contain at a minimum the part number, quantity on hand, inventory age, quantity on order, Perfect Galaxy’s cost and, if component inventory, the Products for which the component was procured, the forecasted amount(s) of such Products or component, and any relevant information related to the reason for obsolescence.  In connection with its report, Perfect Galaxy shall further detail the efforts Perfect Galaxy has made or intends to make to mitigate any quantities of obsolete or excess inventory held by Perfect Galaxy, including but not limited to (a) utilizing the subject materials for other products or activities within Perfect Galaxy’s operations; (b) issuing cancellation notices on outstanding material orders with Perfect Galaxy’s suppliers; and (c) returning such materials for credit to Perfect Galaxy’s suppliers.

5.3.5                        Obsolete Inventory.  Satcon shall reimburse Perfect Galaxy, at Perfect Galaxy’s verified costs, those parts purchased by Perfect Galaxy for purposes of fulfilling a Forecast or Purchase Order which are at the material’s end of life cycle and unfit for incorporation into Products or any other products for other customers (“Obsolete Inventory”).  Satcon reimbursement of Obsolete Inventory shall be due and payable sixty (60) days after receipt of notice that materials have become Obsolete Inventory, provided that Perfect Galaxy can provide Satcon evidence and history of the initial purchase of the Obsolete Inventory.

5.3.6                        Cancelled Purchase Orders.  Notwithstanding any other provisions herein, Satcon shall in no event be liable for purchase of any quantity of Products in excess of Purchase Orders generated.  In the event that Satcon cancels a Purchase Order, Satcon’s sole liability will be for the purchase costs of parts, work-in-progress, and finished goods that Perfect Galaxy has ordered or completed to support the cancelled Purchase Order to the extent that Perfect Galaxy complies with the material inventory management as described in Section 5.3 herein, provided:  i) Perfect Galaxy’s work or order was reasonably necessary to support the cancelled Purchase Order or the order for the Long Lead Time Materials was approved by Satcon in writing; and ii) Perfect Galaxy uses best efforts to mitigate Satcon’s liability, including, but not limited to attempting to cancel or return its orders for a refund, and using the parts, work-in-progress and finished goods in question for other products.

ARTICLE VI
DELIVERY AND SHIPMENT

6.1                               Production Lead Times.  Perfect Galaxy’s delivery commitments and pricing under this Agreement are based upon Perfect Galaxy’s ability to supply Products to Satcon within lead times as agreed to by the Parties.  Production Lead times shall be initially set at two (2) weeks and to be reviewed and adjusted, if necessary, by the Parties on a quarterly basis.  Lead times shall only be valid if the amount of Products purchased by Satcon, as evidenced in the Purchase Order, is no greater than the Applicable Forecast.  If Satcon submits a Purchase Order for an amount of Products greater than the applicable Forecast, Perfect Galaxy shall use best efforts to commit to Satcon’s requested lead times.

Satcon and Perfect Galaxy shall conduct a monthly forecast review in order to assess the sufficiency of Perfect Galaxy’s labor capacity, equipment capacity, and raw materials positioning, both short and long term.  Perfect Galaxy shall in turn provide a consolidated forecast of component materials used in Perfect Galaxy’s manufacture of the Products to all appropriate suppliers of Perfect Galaxy within five (5) Business Days of receipt of the Forecast from Satcon.

Manufacturing Factory Capacity Model

No. Of Weeks	< 2	< 4	< 8	< 12	< 16	< 20	< 26
Capacity +/-		30%	50%	100%	125%	150%	200%

Perfect Galaxy shall maintain a ramp readiness plan.  The ramp readiness plan must address staffing, training, equipment, and materials readiness to increase its existing capacity to incremental levels.  This plan is to be reviewed by both Parties at least once a quarter.

6.2                               Delivery.  Perfect Galaxy represents and warrants that it shall deliver the Products to Satcon’s freight forwarder in the Hong Kong Special Administrative Region on or within three (3) calendar days prior to the applicable Purchase Order Delivery Date unless otherwise agreed upon in writing by the Parties.  If Perfect Galaxy is unable to deliver such Products on or within (3) calendar days on such Purchase Order Delivery Date, Perfect Galaxy shall immediately notify Satcon in writing of the reason for the delay or premature delivery and the date by which such Products will be or was delivered, as the case may be.

6.2.1                        Late or Premature Delivery.  If Perfect Galaxy fails to deliver Products by the applicable Purchase Order Delivery Date in any Purchase Order, Perfect Galaxy shall use its best efforts to deliver the delayed Products so that the delayed Products are delivered as soon as practicable.  If Perfect Galaxy is unable to deliver the delayed Products within five (5) days of the applicable Purchase Order Delivery Date, Perfect Galaxy shall provide a rescheduled delivery date.  If the Products are delayed more than fourteen (14) calendar days from the Purchase Order Delivery Date, Perfect Galaxy shall use expedited delivery at its own cost.  Thereafter, Satcon may immediately cancel, without liability, all Purchase Orders or portions of Purchase Orders for Products delayed more than thirty (30) days from the Purchase Order Delivery Date.  For Products delayed more than thirty (30) days that Satcon continues to require Perfect Galaxy to provide, Perfect Galaxy shall use best efforts to expedite delayed Products and shall pay all expediting costs.  If Perfect Galaxy delivers Products prior to seven (7) calendar days from the applicable Purchase Order Delivery Date, Perfect Galaxy shall reimburse Satcon for all verified storage, rescheduling, and related out-of-pocket expenses incurred by Satcon as a result of the Perfect Galaxy’s premature delivery.

6.3                               Reschedule Delivery.  Satcon may, without liability to Perfect Galaxy, reschedule delivery of (a) all or any part of a Purchase Order no later than sixty (60) days prior to the original Purchase Order Delivery Date for once, or (b) up to 50% of a Purchase Order between the thirty-first (31st) day and the sixtieth (60th) day prior to the original Purchase Order Delivery Date for once.  Satcon shall not reschedule a Purchase Order within thirty (30) days prior to the Purchase Order Delivery Date.

6.4                               Delivery Performance Guarantees with Satcon’s customers.  In the event that Satcon agrees to provide delivery performance guarantees to its customers, Satcon will advise Perfect Galaxy of the agreement and the Parties will negotiate to whether Perfect Galaxy will agree to share the potential exposures and the associated costs.

6.5                               Packaging.  All Products ordered by Satcon shall be packed for shipment and storage in a manner designated by Satcon no later than in the Purchase Order for the Product.  Perfect Galaxy shall apply notices, in a form previously approved in writing by Satcon, to any Products that it manufactures or has manufactured on behalf of Satcon and all packaging materials relating thereto.

All Products shall be shipped including a packing list (the “Packing List”), complying with international standards for such documents.  The Packing List shall be delivered inside an external easy-access pouch, safely attached to the shipping box.  Every shipment shall be packaged according to international standards and generally accepted methods and practices used in the electronics industry.

6.6                               Certificates of Origin.  Upon Satcon’s request, Perfect Galaxy shall, at its own cost, provide Satcon with certificates of origin with each shipment of the Products.  Perfect

Galaxy will also assist and maintain the proper country of origin for all components used in the manufacturing of the product.

6.7                               Passing of Title and Risk of Loss.  Title and risk of loss to the Products shall pass to Satcon at the time that such Products are placed with the freight forwarder in the Hong Kong Special Administrative Region for shipment.

6.8                               Acceptance.  All Products are subject to Satcon’s inspection and test at Satcon’s premises before acceptance.  Products not rejected by written notification to Perfect Galaxy within forty-five (45) days of receipt (“Rejected Products”) shall be deemed to have been accepted.  If rejected, Satcon shall promptly generate a non-conforming material report (NCR).  Upon acceptance of the disposition of the NCR from Perfect Galaxy, Satcon shall promptly return Rejected Products to Perfect Galaxy.  Perfect Galaxy shall bear the risk of loss for Rejected Products during shipment, shall reimburse Satcon for any costs of transportation incurred by Satcon in connection with the return to Perfect Galaxy of Rejected Products, and shall prepay expedited transportation back to Satcon.  Alternatively, Satcon may elect to accept the nonconforming Products in exchange for a credit, in an amount not to exceed ten percent (10%) of the Purchase Price for the nonconforming Products plus the cost of the materials which need to be replaced, against the Perfect Galaxy invoice amount as may be agreed upon in writing by Satcon and Perfect Galaxy.

ARTICLE VII
WARRANTIES AND REMEDIES

7.1                               Warranties.

7.1.1                        Satcon represents and warrants that:  (i) Satcon has no knowledge of and that there are no unresolved claims, demands, or pending litigation alleging that the Products infringe, or misappropriate any Intellectual Property Rights of any third party, (ii) Satcon has obtained all necessary rights under any Intellectual Property Rights of third parties necessary (A) to permit Perfect Galaxy to manufacture Products pursuant to the Production Design and (B) for the sale, use, or other distribution of the Products supplied to Satcon under this Agreement, and (iii) the Products delivered under this Agreement do not infringe or misappropriate any Intellectual Property Rights of any third party.

7.1.2                        For a period of sixteen (16) months from the respective delivery date of each Product, Perfect Galaxy expressly warrants that all Products are free from defects in workmanship, and materials manufactured by Perfect Galaxy and its affiliates and conform to the Specifications requested by Satcon.  The Product Engineering Results provided by Perfect Galaxy shall be made with commercially reasonable degree of care.  Perfect Galaxy represents that it shall maintain reasonable traceability of materials used in Products.  All warranties survive any inspection, acceptance, payment, or resale by Satcon.  For the avoidance of doubts, Perfect Galaxy shall not liable for defects arising from Production Design, unauthorized repair, misuse, alteration or modification of the Products by Satcon or a third party.

7.1.3                        Satcon represents and warrants that the Production Design complies with all applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the manufacture and delivery of Products in the country where the Approved Facility is located and where the Products will be sold or used.

7.1.4                        Perfect Galaxy warrants that the Products provided under this Agreement are wholly new and contain new components and parts throughout.  Perfect Galaxy further warrants that it has good and warrantable title to the Products, free and clear of any liens, encumbrances, or other restrictions on use or distribution.

7.1.5                        Perfect Galaxy agrees that its representations and warranties are reaffirmed with each shipment or delivery of Products.

7.1.6                        Perfect Galaxy shall pass through all warranties provided by any of the suppliers, vendors and manufacturers of parts, components and Sub Assemblies that it purchases to manufacture the Products.  Perfect Galaxy shall use reasonable commercial efforts to negotiate at least a five (5) year transferrable warranties on critical components, such as transformers and reactors contained within the Products.  Where Satcon incurs labor and material costs to repair or replace any defective materials, components and Sub Assemblies, Perfect Galaxy shall assist Satcon in recovering such costs from the vendors, suppliers or manufacturers under the applicable warranties, if any.

7.1.7                        THE FOREGOING WARRANTIES ARE EXCLUSIVE AND GIVEN AND ACCEPTED IN LIEU OF ALL OTHER WARRANTIES OF PERFECT GALAXY WITH RESPECT TO THE PRODUCTS, WRITTEN OR ORAL, EXPRESSED OR IMPLIED.  ALL OTHER WARRANTIES OF PERFECT GALAXY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

7.2                               Remedies.

7.2.1                        If Perfect Galaxy delivers Products that fail to comply with the warranties in this Agreement, or which experience an Epidemic Warranty Condition (“Affected Products”), whether or not apparent upon inspection, Perfect Galaxy shall promptly and at its sole expense, at Satcon’s option:  (i) repair or replace the Affected Products and (ii) pay to Satcon all costs of repairing or replacing Products that incorporate or are otherwise impacted by the Affected Products, including, but not limited to actual and reasonable materials costs, logistics expenses and labor charges on an hourly basis.  The hourly labor rates referred to in clause (ii) of the preceding sentence shall be mutually agreed upon at the first quarterly business meeting between the Parties, and the costs referred to in such clause (ii) for a given Product shall not exceed the cost of that Product.  THE FOREGOING REMEDIES ARE THE EXCLUSIVE REMEDIES PERFECT GALAXY PROVIDES IN THIS AGREEMENT UNLESS EXPRESSLY INDICATED OTHERWISE IN THIS AGREEMENT.

7.2.2                        In addition to the other rights and remedies provided in this Agreement, if at any time one or more of the Products experiences an Epidemic Warranty Condition, Satcon shall have the right to immediately suspend all Purchase Orders and/or Forecasts, and Perfect Galaxy, at its sole expense, shall take immediate remedial action for affected and potentially affected Products, according to a corrective action plan approved by Satcon.  If within a reasonable time mutually agreed upon by the Parties, Perfect Galaxy has not remedied the Epidemic Warranty Condition, Satcon may reschedule or cancel all Purchase Orders and/or Forecasts for the affected Products without liability of any kind, including but not limited to liability for raw materials, inventory, work-in-process, or finished goods Perfect Galaxy may have on-hand for the Purchase Orders or the Forecast.

ARTICLE VIII
ADDITIONAL COVENANTS

8.1                               Most Favored Customer.

8.1.1                        Perfect Galaxy agrees to treat Satcon at least as well as its most favored customers.  Perfect Galaxy agrees that the prices, warranties, benefits and other material terms being provided hereunder and to be provided hereafter are and shall be equivalent to or better than the terms being offered by Perfect Galaxy to its current and future customers; provided, however, Perfect Galaxy may offer other customers volume discounts in accordance with the volume discounts offered to Satcon.  This obligation requires Perfect Galaxy to provide Satcon with at least pari passu treatment with other customers (i) as to quantity of Products made available to Satcon in a shortage situation and (ii) as to the Purchase Order Delivery Dates for Purchase Orders.

8.1.2                        If Perfect Galaxy enters into an agreement with any other customer under circumstances substantially similar (as described above) to that of Satcon and if Perfect Galaxy provides such other customer with more favorable terms, then this Agreement shall be deemed appropriately amended to provide such terms to Satcon.  Perfect Galaxy shall promptly provide notice thereof to Satcon and shall provide to Satcon refund or credits, if any, in an amount equal to the difference between the lower prices charged to other customer and the amount paid by Satcon from the date the lower prices went into effect with the other customers.

8.2                               Interference with Employees.  Neither any Party nor any of its Affiliates shall during the Term and for a period of twelve (12) months thereafter, without the prior written approval of another Party, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement for personal services with any employee or former employee of such other Party or any of its Affiliates.  Each Party shall provide the other with a list of its affiliates to which this covenant shall apply.  Notwithstanding the previous sentence, a general solicitation not specifically targeted at the other Party’s employees shall not be a breach of this Paragraph.

8.3                               Exclusivity and Non-compete.

8.3.1                        The Parties agree to work on a non-exclusive basis, meaning that both Satcon and Perfect Galaxy may work with other contract manufacturers or customers without restrictions.  Notwithstanding the foregoing, during the term of this Agreement, Perfect Galaxy and its Affiliates shall not engage or participate in the design, development, manufacture, contract manufacture, marketing or sale of any photovoltaic inverters manufactured for Satcon for or to any Satcon competitors as detailed and updated from time to time in Satcon’s public filings with the US Securities and Exchange Commission.

8.3.2                        During the Term and for a period of two (2) years thereafter, unless otherwise expressly provided for herein, neither Perfect Galaxy nor any of its Affiliates may directly or indirectly engage, in any business which involves the product categories and related services described in the Paragraph immediately below (the “Restricted Business”), including without limitation design, development, utilizing, manufacturing, marketing, sales or distribution of any products within the scope of the Restricted Business.

Restricted Business:  photovoltaic inverters including subassemblies that Perfect Galaxy manufactures for and supplies to Satcon under this Agreement from time to time.

Notwithstanding anything herein to the contrary, if Satcon terminates this Agreement without cause pursuant to Section 10.3.1(a) herein, this Section 8.3 shall be modified to allow Perfect Galaxy to engage in photovoltaic inverter contract manufacturing activities twelve (12) months after the effective date of such termination.

8.4                               Compliance with Laws.  Each Product shall be manufactured in accordance with all applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the manufacture and delivery of Products in the country where the Approved Facility is located.  The Production Designs supplied by Satcon shall comply with all applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the Products.  Perfect Galaxy shall provide, upon request, photocopies of all documents evincing Perfect Galaxy’s compliance with this Paragraph 8.4, including, but not limited to the building ownership certificate(s) of the Approved Facility and the updated business license reflecting Perfect Galaxy’s legal capacity to manufacture Products.

8.5                               End of Life Products.  Before Perfect Galaxy stops offering any Products for sale to or for Satcon for any reason (“End of Life Products”), Perfect Galaxy shall give Satcon a minimum of twelve (12) months prior written notice (“End of Life Period”).  During the End of Life Period, Satcon will a) provide Perfect Galaxy with a forecast of anticipated demand for the End of Life Products during the End of Life Period; and/or b) may continue to place Purchase Orders for the End of Life Products, with deliveries not to exceed the End of Life Period.  Perfect Galaxy shall make reasonable efforts to make available spare parts for a period of twelve (12) months after notice of discontinuance of an End of Life Product.  At the expiration of the twelve (12) month period, Satcon shall pay Perfect Galaxy full price for the End of Life Products and either (i) request Perfect Galaxy to retain possession of those End of Life Products for which Perfect Galaxy shall be paid an additional amount equal to one percent (1%) per month as a storage fee or (ii) direct Perfect Galaxy to deliver the End of Life Products to Satcon’s freight forwarder in Hong Kong Special Administrative Region.

ARTICLE IX
INTELLECTUAL PROPERTY

9.1                               Intellectual Property Rights.

9.1.1                        Without prejudice to its rights under applicable law, each Party agrees and acknowledges that as among the Parties, the other Party is the owner of all right, title and interest in and to their own Intellectual Property Rights as of the Effective Date and that no Party shall obtain any ownership interest in any of the other Party’s Intellectual Property Rights, or any license of such rights, except, with respect to Perfect Galaxy, the right to manufacture Products pursuant to this Agreement, the right to disclose information to suppliers and vendors for the purpose of purchasing parts components, sub assemblies and spares.

9.1.2                        If at any time during the Term any Party is aware that any infringement of or act of unfair competition with respect to any of the Satcon Technology Rights or Perfect Galaxy Technology Rights is occurring or legal action has been taken, then it shall promptly (i) notify the other Party, (ii) identify (if known) the infringer and any other person responsible, (iii) to the extent known, the infringement or acts of unfair competition complained of and (iv) furnish the information which alerted it to such infringement or acts.

9.1.3                        License of Satcon Technology Rights and Perfect Galaxy Intellectual Property Rights.

(a)                                  Satcon hereby grants to Perfect Galaxy (and each Affiliate that operates an Approved Facility) in respect of each Product manufactured by Perfect Galaxy for Satcon a non-exclusive, worldwide license of the Satcon Technology Rights to the extent, and for the period of time, required for Perfect Galaxy to perform its obligations under this Agreement, including the manufacturing of Products and their repair and replacement.

(b)                                 Perfect Galaxy hereby grants a perpetual, non-exclusive, worldwide license of the Perfect Galaxy Intellectual Property Rights to Satcon in respect of each Product manufactured by Perfect Galaxy for Satcon to the extent required by Satcon to sell, service and repair (but not refurbish or manufacture) the Products.

(c)                                  Perfect Galaxy hereby grants a perpetual, non-exclusive, worldwide license of the Perfect Galaxy Intellectual Property Rights to the users of the Products to the extent required to use, service, repair (but not refurbish or manufacture) and resell the Products manufactured by Perfect Galaxy.

9.1.4                        Product Ownership.

(a)                                  Each Party acknowledges and agrees that any Intellectual Property Rights owned by any Party prior to the Effective Date, including, without limitation, Intellectual Property Rights related to any Product that was developed prior to the Effective Date, is the sole and exclusive Intellectual Property Right of each respective Party and the other Party will not, at any time, deliberately act in a manner so as to infringe on such Intellectual Property Rights.

(b)                                 Perfect Galaxy hereby acknowledges and agrees that Satcon shall exclusively own all right, title and interest in and to any Product Engineering or Intellectual Property Rights arising from Product Engineering, whether or not such Product Engineering was initiated at the request of Satcon through a Statement of Work, to the extent that Satcon has paid NRE for such Product Engineering.

(c)                                  Perfect Galaxy shall have the rights to sell Products to parties other than Satcon under the provisions of Paragraph 10.5.

ARTICLE X
TERM AND TERMINATION

10.1                        Term.

(a)                                  This Agreement shall commence on the Effective Date and shall continue for five (5) years unless earlier terminated pursuant to Paragraph 10.3 (the “Term”).  The Term shall also include any renewal term pursuant to Paragraph 10.2 hereof.

10.2                        Renewal Term.  The Parties may mutually agree to renew this Agreement for additional one (1) year terms prior to the lapse of the initial Term, and thereafter, prior to the lapse of the then-current one (1) year renewal term.

10.3                        Termination.

10.3.1                  This Agreement will terminate in the event of any of the following:

(a)                                  Upon one hundred eighty (180) calendar days after Perfect Galaxy or Satcon, in its sole discretion, gives the other Party written notice.  Upon the notification from Perfect Galaxy, Perfect Galaxy agrees to a transition schedule that may extend beyond the one hundred eighty (180) days but shall not exceed two hundred seventy (270) days;

(b)                                 Immediately upon the written agreement of the Parties to terminate this Agreement;

(c)                                  Within 60 days upon Satcon’s written notice in the event of an Epidemic Warranty Condition in which Perfect Galaxy does not make commercially reasonable efforts to remedy and contain the Condition.

(d)                                 If Satcon or Perfect Galaxy is in material or persistent breach of any provisions of this Agreement and such breach, if capable of remedy, has not been remedied within forty-five (45) days after receipt by the other Party of notice of such breach; or

(e)                                  Any proceeding shall be instituted by or against any Party seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of ninety (90) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Party shall take any corporate action to authorize any of the actions set forth above in this subsection.

10.4                        Effect of Termination.  Upon the earlier of expiration or termination of this Agreement (i) Perfect Galaxy shall no longer be authorized to utilize any Satcon license previously utilized in connection with this Agreement except in connection with Perfect Galaxy’s obligation to provide end of life support under Paragraph 8.5, (ii) each Party shall return to the other Party all copies of the Confidential Information previously disclosed by the other Party and no Party nor its Affiliates shall thereafter retain copies, transcriptions or summaries of any portion of the foregoing, (iii) Satcon shall immediately pay all outstanding invoices to Perfect Galaxy and all other amounts payable by Satcon to Perfect Galaxy under this Agreement (the “Satcon Obligations”), (iv) upon receipt of payment or a mutually agreed upon payment plan for all of the Satcon Obligations, Perfect Galaxy shall deliver and return to Satcon all Consigned Inventory and all Tooling in its possession and (v) the Parties shall remain liable for each of their respective liabilities hereunder that accrued prior to the date of termination and for obligations hereunder that survive termination.  Upon the earlier of expiration or termination of this Agreement and the payment of all Satcon Obligations, Perfect Galaxy shall ensure that Satcon shall have the right to enter into the premises where any Consigned Inventory and Tooling is located and the right to remove same without impediment.

10.5                        Perfect Galaxy’s Right to Sell Products in the Event of Satcon’s Breach.  Without limiting Perfect Galaxy’s remedies for breach under applicable law, Perfect Galaxy shall have the right to sell Products, parts, components, and Sub Assemblies then in its possession or on order if Satcon fails to cure a breach under this Agreement and Perfect Galaxy terminates this Agreement under 10.3.1(d).  Satcon hereby grants Perfect Galaxy a nonexclusive, worldwide license to make, have made, use, distribute, sell, offer to sell, have sold, supply and otherwise commercialize the Products, parts, components, and Sub Assemblies that are then in Perfect Galaxy inventory or on order in the event that Perfect Galaxy terminates this Agreement for Satcon’s breach pursuant to Paragraph 10.3.1(d).

10.6                        Satcon’s Right to Set Off in the Event of Perfect Galaxy’s Breach.  Without limiting Satcon’s remedies for breach under applicable law, if Satcon terminates the Agreement pursuant to either Paragraph 10.3.1(c) or Paragraph 10.3.1(d) herein and such termination is held to be legitimate in an arbitration conducted pursuant to Paragraph 13.13 herein, Satcon may set off any obligations, payments, claims and liabilities due from Perfect Galaxy and/or its Affiliates to Satcon and/or its Affiliates under this Agreement against all and any amounts due from Satcon and/or its Affiliates to Perfect Galaxy under this Agreement.  In addition, if this Agreement terminates as a result of a breach by Perfect Galaxy in such a manner that Satcon is not provided with the termination period set forth in Section 10.1(a) hereof, Perfect Galaxy shall reimburse Satcon for all costs and expenses reasonably incurred moving to a new contract manufacturing facility.

ARTICLE XI
CONFIDENTIALITY

11.1                        Disclosure of Confidential Information.  Each Party may disclose to the other Party, from time to time during the Term, Confidential Information pursuant to the terms of this Agreement.  All such Confidential Information disclosed to the receiving Party during the Term is and shall remain the disclosing Party’s sole property and the disclosing Party shall retain all Intellectual Property Rights thereto.

11.2                        Confidentiality.

11.2.1                  Each Party shall (i) treat any other Party’s Confidential Information as confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of such other Party’s Confidential Information, except with such other Party’s prior written consent and as specifically permitted by this Agreement and (ii) refrain from any action or conduct which could reasonably be expected to compromise the confidentiality or proprietary nature of such other Party’s Confidential Information.  Upon the written request of a Party, the other Party shall immediately return to the requesting Party all originals and/or copies of any Confidential Information in the possession of such other Party.

11.2.2                  The Parties shall take all appropriate reasonable measures to prevent the unauthorized disclosure of the other Party’s Confidential Information exercising at least such care as it takes in respect of its own Confidential Information, but in no event less than due care.

11.3                        Information Not Deemed Confidential Information.  The obligations and restrictions set forth in this shall not apply to any Confidential Information that falls within any of the exceptions set forth below, so long as a Party produces credible written evidence that the alleged Confidential Information:

(a)                                  is or has become part of the public domain without breach of this Agreement by the Party claiming this exception;

(b)                                 was independently developed by or for a Party completely apart from the disclosures hereunder;

(c)                                  was received from a third party who lawfully acquires such information without restriction, and without breach of this Agreement the Party claiming this exception;

(d)                                 was required to be disclosed by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, (only to the extent so required) whether or not the requirement for information has the force of law;

(e)                                  was disclosed only to its professional advisers, auditors or bankers, contractors and Affiliates necessary for the performance of this Agreement;

(f)                                    was in a Party’s possession prior to the disclosure by the other Party; and/or

(g)                                 is released pursuant to a binding court order or government regulation, provided that the Party delivers a copy of such order or action to the other Party and cooperates with the other Party if it elects to contest such disclosure.

ARTICLE XII
INDEMNIFICATION

12.1                        Indemnification Obligation.

(a)                                  Each Party shall fully defend, indemnify, and hold harmless the other Party, their Affiliates, and their officers, directors, employees, contractors, agents, attorneys, and insurers (“Indemnified Parties”) against any and all claims, damages, costs, expenses (including, without limitation, court costs and attorneys’ fees), suits, losses, or liabilities (“Claims”) (i) of an Indemnified Party arising out of a breach of the indemnifying Party’s obligations under this Agreement, or (ii) or of third parties for any death, injury, or tangible property damage caused by or arising from negligent acts or omissions of the indemnifying Party, its Affiliates, and their officers, directors, employees, contractors, subcontractors, representatives, or agents (“Indemnifying Parties”) arising from or connected with the performance of this Agreement.  The Indemnifying Parties shall reimburse the Indemnified Parties for all losses, costs, and expenses the Indemnified Parties incur as a result of such Claims, including court costs and attorneys’ fees.  To receive the foregoing indemnities, the Party seeking indemnification must promptly notify the other in writing of a Claim and provide reasonable cooperation and full authority to defend or settle the Claim.  No party will have any obligation to indemnify the other under any settlement made without its written consent.

(b)                                 Satcon shall fully defend, indemnify, and hold harmless Perfect Galaxy, its Affiliates, and its and their officers, directors, employees, contractors, agents, attorneys, and insurers against any and all Claims of third parties for any death, injury, tangible property damage, or infringement of Intellectual Property Rights caused by or arising from all Specifications, Production Design and requirements established by Satcon for the Products.

(c)                                  Perfect Galaxy shall fully defend, indemnify, and hold harmless Satcon, its Affiliates, and its and their officers, directors, employees, contractors, agents, attorneys, and insurers against any and all Claims of third parties for any death, injury, or tangible property damage caused by or arising from Product Engineering provided by Perfect Galaxy and manufacturing and workmanship defects attributable to Perfect Galaxy.

12.2                        Insurance.  Perfect Galaxy shall maintain in full force and effect policies of (i) worker’s compensation or employers’ liability insurance as required by national or local law within statutory limits, and (ii) property insurance, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies manufacturing electronic equipment with the same volume as Perfect Galaxy.  The applicable insurance policy will be endorsed to provide that the insurance company will endeavor to provide at least thirty (30) days prior notice of cancellation to Satcon.  Upon request by Satcon, Perfect Galaxy will provide to Satcon copies of said policies of insurance.

12.3                        Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT.  FURTHER, THE MAXIMUM LIABILITY OF PERFECT GALAXY UNDER THIS AGREEMENT FOR ANY REASON SHALL NOT EXCEED FIVE MILLION US DOLLARS (US$5,000,000) IN THE AGGREGATE, AND THE MAXIMUM LIABILITY OF PERFECT GALAXY FOR ANY PARTICULAR PRODUCT SHALL NOT EXCEED THE PURCHASE PRICE FOR THAT PRODUCT.

ARTICLE XIII
GENERAL TERMS

13.1                        Relationship of Parties.  Notwithstanding anything herein to the contrary, the relationship between Satcon and Perfect Galaxy is that of independent contractors.  No Party is the agent or legal representative of the other Party and no Party has the right or authority to bind the other Party in any manner.  This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

13.2                        Assignment; Transfer.  No Party may can assign or transfer its rights and obligations under this Agreement without the prior written consent of the other Party, except that Satcon may assign and transfer its rights and obligations in entirety to an entity wholly owned by Satcon to be incorporated after the Effective Date upon submitting a written notice to Perfect Galaxy.

13.3                        Governing Law.  The laws of the state of California disregarding its conflict of laws provisions, exclusively govern this Agreement, all transactions and conduct related to this Agreement, and all disputes and causes of action between the Parties (in contract, warranty, tort, strict liability, by statute, regulation, or otherwise).  The Parties specifically disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.

13.4                        Counterparts.  This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

13.5                        Waiver; Remedies Cumulative.  The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.  All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

13.6                        Severability.  If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

13.7                        Attorney’s Fees.  In the event a dispute arises regarding this Agreement, the prevailing Party shall be entitled to its reasonable attorney’s fees and expenses incurred in addition to any other relief to which it is entitled.

13.8                        Notice.  All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives of the Parties at the addresses set forth below, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified herein), or on the fourth (4th) day following service if sent by air courier service with written confirmation of delivery, or ten (10) calendar days after mailing if sent by first class, registered or certified mail, return receipt requested.  Each Party is required to notify the other Party in the above manner of any change of address.

If to Satcon:	25 Drydock Avenue, Boston, MA 02210, U.S.

Facsimile: +1 617 8972401 Attention: Steve Rhoades, CEO

If to Perfect Galaxy	Block C, 4/F., Sea View Estate, 2 – 8 Watson Road, North Point, Hong Kong SAR Attention: Y.C.Yu, VP of Operations

Any notice given under this Agreement outside business hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of business hours in such place.

13.9                        Further Assurances.  The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

13.10                 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written.  This Agreement shall be modified or amended only by a written instrument executed by both Satcon and Perfect Galaxy.

13.11                 Authority.  The parties executing this Agreement on behalf of Satcon and Perfect Galaxy represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

13.12                 Captions.  The captions of the Articles and Paragraphs in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

13.13                 Arbitration.  In the case of any disputes, controversies, claims or differences which may arise among the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, the Parties agree to good faith negotiation or mediation of any such dispute.  In the event such dispute is not resolved, such dispute shall be referred to and settled by arbitration (without being submitted to any court), except as otherwise expressly provided herein.  The arbitration shall take place in Los Angeles of California, in accordance with the rules of procedure of the American Arbitration Association applying the substantive laws of the State of California.  The award rendered shall be final and binding upon the Parties hereto, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  In the event of arbitration, the panel shall consist of three (3) arbitrators, one (1) of whom shall be chosen by Satcon, one (1) of whom shall be chosen by Perfect Galaxy and/or Perfect Galaxy, and one (1) of whom shall be chosen by the two (2) arbitrators chosen by Satcon and Perfect Galaxy and/or Perfect Galaxy.

13.14                 Upon the effectiveness of this Agreement, the Previous Agreement is hereby amended, restated and replaced by this Agreement regarding the subject matter hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement on the dates set forth below to be effective as of the date first set forth above.

SATCON TECHNOLOGY CORPORATION

By:	/s/ Charles S. Rhoades

Name: Charles S. Rhoades

Title: Chief Executive Officer

PERFECT GALAXY INTERNATIONAL LIMITED

By:	/s/ Zhou Gengshen

Name: Zhou Gengshen

Title:

SCHEDULE 1

EPIDEMIC WARRANTY CONDITIONS

An Epidemic Warranty Condition of Products exists when a failure of Products to comply with the warranty in Paragraph 7.1.2 causes a significant percentage of Products to fail in Satcon’s application within sixteen (16) months after their delivery and more Products have the potential to fail within sixteen (16) months after their delivery due to the same defect.  The aforementioned percentage measures the actual failures of Products within some population of Products that share a common production characteristic or event related to the defect such as time of manufacture (same lot, batch or version), or that contain an identical suspect element or have undergone a unique suspect process that could have produced the defect (“Population”), and that can be directly attributed to the manufacturing process.  A calculation resulting in an annual failure rate of over five percent (5%) in the Population of Products (where the Population is contains one hundred (100) or more units that are under warranty as provided in this Agreement, or the failure of five (5) units (where the Population contains fewer than 100 units) that are under warranty as provided in this Agreement, is deemed Epidemic.

In the event of such Epidemic Conditions, Perfect Galaxy agrees to expedite the replacement or repair of all Product in the Population, immediately remedy the root cause of the defect and pay all reasonable costs associated with any remedial action.  Reasonable costs will include, but are not limited to, the cost to repair or replace the Products, expedited air freight and shipping charges, and direct costs incurred by Satcon or Satcon’s agents to remove and replace the nonconforming products.

In addition to other remedies provided in any other provision of this Agreement, if Satcon notifies Perfect Galaxy that any Product shows evidence of an Epidemic Warranty Condition and Perfect Galaxy confirms the existence of such Epidemic Warranty Condition, Perfect Galaxy shall use reasonable commercial efforts to prepare and propose a corrective action plan (“CAP”) with respect to such Product within five (5) business days of said confirmation, addressing implementation and procedure milestones for remedying such Epidemic Warranty Condition(s).

Satcon shall make available in a timely manner samples of the Products evidencing an Epidemic Warranty Condition.

Epidemic failure excludes:  Product failures directly due to action(s) that voids the Product warranty under this Agreement, non-conformities expressly approved by Satcon, and failures occurring in the Population outside of the warranty period in this Agreement.

EXHIBIT A

Consignment Agreement

This Consignment Agreement (this “Consignment Agreement”), is made and entered into as of February 6, 2012 (the “Effective Date”), by and between Perfect Galaxy International Limited, a company registered under the laws of the British Virgin Islands, having a principal mailing address at 4/F., Sea View Estate, 2-8 Watson Road, North Point, Hong Kong SAR (hereinafter referred to as “Consignee”) and Satcon Technology Corporation, a company registered under the laws of the state of Delaware of the United States of America, having a principal place of business at 25 Drydock Avenue, Boston, MA 02210, U.S.A. (hereinafter referred to as “Consignor”).  Each Consignor and Consignee shall be referred to as a “Party” and collectively, the “Parties,” under this Consignment Agreement.

1                                         Consignment.  Consignor shall furnish on consignment in the custody of the Consignee, certain equipment, tooling, and other materials to be used for manufacturing Products (as defined in Contract Manufacturing Agreement between the Parties, dated July 15, 2011 (the “Manufacturing Agreement”) as listed in Exhibit 1 attached, which may be amended by the Parties in writing from time to time (the “Consigned Equipment”).  The Consigned Equipment will be shipped to Consignee at its facility in Shenzhen, P.R.C. (the “Facility”) at Consignor’s costs and expenses in operative status and at no other locations unless and until Consignor agrees otherwise in writing.  Consignee shall use the Consigned Equipment only for the purposes of manufacturing Products and providing other services for Consignor under the Manufacturing Agreement.  A duly authorized representative of Consignor shall have access at all reasonable times, and with three (3) business days prior notice, to the Facility to inspect the status and/or use of the Consigned Equipment.

2                                         Ownership.  Consignor shall at all times retain ownership and title of the Consigned Equipment.  Consignee shall give Consignor an immediate notice in the event that any of the Consigned Equipment is levied upon or is about to become liable or is threatened with seizure, and Consignee shall indemnify Consignor against all loss and damages caused by such action.

3                                         Risk of Loss.  Consignee shall bear all risks of loss, including, but not limited to, theft, destruction or damage from fire or other natural causes, of the Consigned Equipment while it is in its possession.  Consignee shall maintain insurance with respect to the Consigned Equipment against all risks of loss, in an amount equal to the full replacement cost of the Consigned Equipment in Consignee’s possession.  At Consignor’s request, Consignee shall furnish to Consignor certificates of insurance reflecting the foregoing coverage.

4                                        Charges and Expenses.  Consignee does not need to pay any charges to Consignor for using the Consigned Equipment in accordance with the terms and conditions provided herein.  Consignee shall be responsible for all expenses of storing, handling and using the Consigned Equipment once it arrives at the Facility.

5                                         Duration of Agreement and Termination.  This Consignment Agreement shall take effect on the date hereof and terminates upon the termination or expiration of the Manufacturing Agreement.  Upon termination of this Consignment Agreement, Consignee shall immediately return to Consignor all Consigned Equipment in operative status, normal tear and wear expected, at Consignee’s expense.  During the term of this Consignment Agreement, Consignor may recall any or all of the Consigned Equipment upon ten (10) days written notice to Consignee.  Consignee shall be relieved from any obligation to accept any Purchase Order or to conduct Production Engineering activities to the extent that such Consigned Equipment is required in manufacturing or engineering of Products.

6                                         No Liability.  Consignor shall not be responsible or liable for any loss, damage or injury to the property or the body of Consignee, its Affiliates (as defined in the Manufacturing Agreement), or their agents, employees, suppliers, or anyone directly or indirectly employed by Consignee in connection with using any of the Consigned Equipment.  Consignee is encouraged to obtain appropriate insurance against such risk of loss.

7                                         Maintenance, Operation and Upgrade.  Consignee shall not remove, alter, disfigure or cover up any numbering, lettering, or insignia displayed upon the Consigned Equipment, and shall see that the Consigned Equipment is not subjected to careless, unusually or needlessly rough usage; and Consignee shall at its own expense maintain the Consigned Equipment, unless Consignee reasonably considers that third party maintenance is required, which shall be at Consignor’s costs and expenses, and its appurtenances in good repair and operative condition, and return it in such condition to Consignor, ordinary wear and tear resulting from proper use thereof alone expected.  Consignee shall be responsible for, at its own cost, all necessary upgrades of the Consigned Equipment, unless Consignee reasonably considers that third party upgrade is required, which shall be at Consignor’s costs and expenses.

8                                         Repairs.  Consignee shall be responsible for the expense of all repairs while the Consigned Equipment is in the possession of Consignee, unless Consignee reasonably considers that third party repair, including labor, material, parts and other items, is required, which shall be at Consignor’s costs and expenses.

9                                        Operator.  Unless otherwise mutually agreed in writing, Consignee shall supply and pay all operators on the Consigned Equipment during the term of this Consignment Agreement.  All operators shall be competent.

10                                  Separation.  Consignee shall keep the Consigned Equipment reasonably segregated from Consignee’s own tooling, equipment and other materials, shall keep the Consigned Equipment identifiable as having been consigned to Consignee pursuant to the provisions of this Consignment Agreement, and shall maintain accurate records of all uses of the Consigned Equipment.

11                                  DISCLAIMER OF WARRANTIES.  CONSIGNOR, BEING NEITHER THE MANUFACTURER, NOR A SUPPLIER, NOR A DEALER IN THE CONSIGNED EQUIPMENT, MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY

MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE CONSIGNED EQUIPMENT, ITS MERCHANTABILITY, ITS DESIGN, ITS CAPACITY, ITS PERFORMANCE, ITS MATERIAL, ITS WORKMANSHIP, ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT IT WILL MEET THE REQUIREMENTS OF ANY LAWS, RULES, SPECIFICATIONS, OR CONTRACTS WHICH PROVIDE FOR SPECIFIC APPARATUS OR SPECIAL METHODS.  CONSIGNOR FURTHER DISCLAIMS ANY LIABILITY WHATSOEVER FOR LOSS, DAMAGE, OR INJURY TO CONSIGNEE OR THIRD PARTIES AS A RESULT OF ANY DEFECTS, LATENT OR OTHERWISE, IN THE CONSIGNED EQUIPMENT.  CONSIGNOR SHALL NOT BE LIABLE IN ANY EVENT TO CONSIGNEE FOR ANY LOSS, DELAY, OR DAMAGE OF ANY KIND OR CHARACTER RESULTING FROM DEFECTS IN, OR INEFFICIENCY OF, THE CONSIGNED EQUIPMENT HEREBY OR ACCIDENTAL BREAKAGE THEREOF.  CONSIGNEE SHALL NOT BE LIABLE IN ANY EVENT TO CONSIGNEE FOR ANY LOSS, DELAY OR DAMAGE OF ANY KIND OR CHARACTER RESULTING FROM DEFECTS IN, OR INEFFICIENCY OF, THE CONSIGNED EQUIPMENT HEREBY OR ACCIDENTAL BREAKAGE THEREOF, UNLESS TO THE EXTENT THAT SUCH LOSS, DELAY OR DAMAGE IS CAUSED BY CONSIGNEE’S ACTIONS OR OMISSIONS.

12                                  Indemnity.  Consignee shall indemnify Consignor against, and hold Consignor harmless from, any and all liability for injury, disability and death of workmen and other persons caused by the operation, use, control, handling, or transportation of the Consigned Equipment during the term of this Consignment Agreement.  Consignee shall indemnify Consignor, and hold Consignor harmless from all loss and damage to the Consigned Equipment while it is in the possession of Consignee.

[Signature page follows.]

IN WITNESS WHEREOF, Consignor and Consignee have executed this Consignment Agreement as a sealed instrument as of the date first written above.

Consignee:	Perfect Galaxy International Limited

By:

Title:

Consignor:	Satcon Technology Corporation

By:

Title: